UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NYLI CBRE GLOBAL INFRASTRUCTURE MEGATRENDS TERM FUND

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August 4, 2025

Dear Shareholder:

I am writing to ask you to support our Fund’s nominees for the Board of Trustees (the “Board”) at NYLI CBRE Global Infrastructure Megatrends Term Fund’s 2025 Annual Meeting of Shareholders. Our Fund is under attack by Saba Capital Management, L.P. (“Saba”), an activist hedge fund manager. Saba is seeking to replace one of our experienced Trustees with their own nominee and is submitting a non-binding shareholder proposal to eliminate the Fund’s classified board structure, in furtherance of its short-term agenda. To protect our investment, I ask that you please return our enclosed WHITE proxy card and vote FOR our Fund’s nominees and AGAINST Saba’s recommendation to change the Board’s staggered-term structure.

Our Fund’s nominees are highly qualified and have significant experience in overseeing the management of our Fund and other NYLI Funds.

•	Four of our Fund’s five nominees are independent, and six of the seven members of our Fund’s Board are independent, with a fiduciary duty to act in the best interest of all of our Fund’s shareholders.

•	Under your Board’s leadership, our Fund has delivered on its mandate to provide high current income by paying monthly distributions since its inception in 2021.

By contrast, Saba’s nominee is an officer of Saba and represents the interests of Saba and has no fiduciary duty to our Fund’s shareholders. Saba regularly seeks to cause closed-end funds to engage in actions which can result in adverse consequences for long-term investors. Saba is pushing a proposal to ultimately eliminate the Fund’s classified board structure, to make it easier for them to take control over our board and ultimately our Fund. Our Fund’s classified board structure supports stability, independence, and long-term planning. This structure has been in place since the Fund’s inception and was disclosed to all investors. Importantly, the Board does not have the power to declassify itself. Only shareholders can amend our Fund’s governing documents; shareholders have the ability to request a special meeting of shareholders for that purpose.

I ask you to join me in protecting our investment in the Fund by returning our enclosed WHITE proxy card voting FOR our Fund’s nominees. Please discard any proxy cards that you may receive from Saba as it is the last dated proxy card received that is counted. Thank you for your continued loyalty and support.

Sincerely,

/s/ Kirk C. Lehneis

Kirk C. Lehneis

President

NYLI CBRE Global Infrastructure Megatrends Term Fund

“New York Life Investments” is both a service mark, and the common trade name, of certain investment advisors affiliated with New York Life Insurance Company.